EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference by China Armco Metals, Inc. in the Registration Statement on Form S-3 of our report dated March 31, 2010 on the consolidated balance sheets of China Armco Metals, Inc and its Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the years then ended, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/Li & Company, PC
Li & Company, PC
Skillman, New Jersey
May 25, 2010